Exhibit 10.9

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement (the “Separation Agreement”) is made as of this 7th day of June, 2013 by and among Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), PNK (Baton Rouge) Partnership, a Louisiana partnership (“PNK Baton Rouge”), PNK (Lake Charles), L.L.C., a Louisiana limited liability company (“PNK Lake Charles”), PNK (BOSSIER CITY), Inc., a Louisiana corporation (“PNK Bossier City”), Louisiana-I Gaming, a Louisiana Partnership in Commendam (“PNK New Orleans” and together with Pinnacle, PNK Baton Rouge, PNK Lake Charles, PNK Bossier City are referred to in this Separation Agreement individually and collectively, as the “Company”) and Geno M. Iafrate (“Executive,” and together with Pinnacle, PNK Baton Rouge, PNK Lake Charles, PNK Bossier City, and PNK New Orleans are referred to in this Separation Agreement collectively, as the “Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in the Employment Agreement dated as of April 10, 2012 as amended by the First Amendment to Employment Agreement dated May 21, 2013 (collectively, the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will end by Executive’s separation of employment (the “Separation”) on June 14, 2013 (the “Separation Date”); and

WHEREAS, the Parties desire to enter into this Separation Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation will occur on the Separation Date and that the Separation shall be treated as a termination without cause other than in connection with a change of control for all purposes under the Employment Agreement (other than with respect to surviving provisions of the Employment Agreement as set forth below). In addition, notwithstanding anything to the contrary, the Parties acknowledge and agree that all provisions of the Employment Agreement will terminate effective as of the Separation Date, with the exception of the provisions of Sections 4.3, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 9.7, 9.8, 9.14, 9.15 and Article 8 of the Employment Agreement (collectively, the “Surviving Employment Agreement Provisions”), which shall survive the Separation and the effectiveness of this Separation Agreement and will remain in full force and effect after the Separation Date in accordance with their terms, regardless of the reason for this termination of employment. The post-separation provisions of the Employment Agreement, including specifically Sections 7.3, 7.4, 7.5, 7.6 and 7.7, with respect to periods after the “Term” (as such term is used in the Employment Agreement) shall be considered effective as of and shall run from the Separation Date. Upon the Separation, Executive shall be treated as having resigned from all positions Executive held with the Company and its subsidiaries, whether as a director, officer, manager or any other position.

2. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges that the obligations and payments set forth in Section 3(a) below were agreed to by the Parties upon entering into the Employment Agreement, and the other obligations and payments of the Company set forth in Section 3 hereof and the release of the Company granted in Section 7 hereof are being provided by the Company in consideration for the release granted by Executive in Section 7 hereof.

3. Payments and Benefits Upon and After the Separation.

(a) Accrued Salary, Expenses and Bonus. The Company shall pay or cause to be paid to Executive all accrued but unpaid base salary. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Separation Date as described in Article 5 of the Employment Agreement, reimbursement for such expenses shall be made. The Company shall pay these amounts within ten (10) days of the Separation Date. In addition, Executive shall not be eligible to receive an annual bonus for the year 2013 or any subsequent year.

(b) Severance. The severance to be paid to Executive shall be salary continuation at the rate of Executive’s annual base salary as of May 21, 2013 of Five Hundred Twenty Five Thousand Dollars ($525,000), payable in accordance with the Company’s regular salary payment schedule through December 31, 2013.

(c) Stock Options, Restricted Stock and Restricted Stock Units. All of Executive’s vested stock options as of the Separation Date shall survive the Separation Date until the earlier of (i) June 13, 2014 or (ii) the expiration of the original seven-year term of the vested stock options (the “Exercise Period”). During the Exercise Period, Executive may exercise such vested stock options and any of such stock options which remain unexercised shall expire thereafter and be cancelled and terminated. Notwithstanding Section 6.6 of the Employment Agreement, all unvested stock options, unvested restricted stock and unvested restricted stock units on the Separation Date are hereby cancelled and terminated, with the exception of the Eight Thousand Seven Hundred Twenty Three (8,723) restricted stock units granted to Executive as part of his 2012 bonus which shall vest on December 31, 2013.

(d) Other Benefits Payments. The Company shall pay to Executive all benefits described under Section 6.5.2(b) of the Employment Agreement with respect to “Health and Disability Coverage Continuation” described therein until December 31, 2013, conditioned upon Executive’s timely election of COBRA coverage. Executive shall promptly advise the Company if he becomes covered under other insurance plans. Any reimbursement that is taxable to the Executive shall be made not later than December 31 of the calendar year following the calendar year in which Executive or family member incurred the expense.

(e) Tax Withholding. The Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes and Executive shall be responsible for all taxes on amounts received under or related to this Separation Agreement.

(f) No Duty to Mitigate. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following Separation.

4. Consulting Services; Cooperation.

(a) Consulting. From the Separation Date until December 31, 2013 (the “Consulting Period”), the Company will retain Executive to act on a part-time basis as an independent contractor (for no additional compensation), as reasonably directed by the Company, in assisting the Company as determined in the discretion of the Chief Executive Officer. On the last day of the Consulting Period, Executive shall have a conference telephone call with the Chief Executive Officer, President or General Counsel of the Company to report his activities during the Consulting Period and answer any last questions that the General Counsel may have. Executive shall make himself reasonably available during the Consulting Period, but the Parties agree that said commitment shall not exceed twenty-five (25) hours per month. The Company expressly agrees that Executive shall only be liable for breach of Executive’s obligations under this Section 4(a) to the extent Executive engages in gross negligence or willful misconduct with respect to those services and, in such event, the Company expressly agrees that it shall not be entitled to seek money damages in excess of $10,000 for all such breaches.

(b) Reimbursement of Expenses; Independent Contractor Status. The Company agrees to reimburse Executive for all reasonable out-of-pocket costs and expenses incurred in connection with the consulting services provided under this Section 4 upon presentation of appropriate documentation thereof. In connection with the Executive’s activities on behalf of the Company as an independent contractor pursuant to this Section 4, Executive acknowledges and agrees that he is acting as an independent contractor, engaged in the conduct of his own separate business and is not a partner, joint venturer, an agent or employee of the Company for any purpose. Executive also acknowledges and agrees that Executive has no right or authority or ability to enter into any contracts or assume any obligations or give any warranties or make any representations on behalf of the Company or to bind the Company in any way, and Executive will not convey or represent that he has any such authority. Executive agrees that, other than the consulting services described in this Section 4, Executive will not otherwise hold himself out as acting for or on behalf of the Company. The Company shall indemnify and hold Executive harmless from any claim or liability arising from actions taken by Executive in good faith in performing the services required under this Section 4, including any costs of defense or attorney’s fees; provided that (1) the Company shall have the right, at its expense, to assume or participate in the defense of any claim or action covered by such indemnity, (2) the Company shall not be liable for any settlement or compromise of any claim or action covered by such indemnity unless the Company has consented in writing to such settlement or compromise (which consent shall not be unreasonably withheld) and (3) the Company shall not be liable under this indemnity to the extent that it is determined in a final judgment by a court of competent jurisdiction or final arbitration proceeding that such claim or liability resulted from any acts or failures to act undertaken or omitted to be taken by Executive through his gross negligence or willful misconduct.

(c) Cooperation. Executive also agrees to cooperate with the Company and its attorneys in any current or future litigation or claims involving the Company or any of its subsidiaries in which Executive might be a witness or for which Executive may have material information including, but not limited to, any and all meetings, depositions, arbitrations, mediations, trials, etc. This cooperation obligation shall be limited to forty (40) hours per year and it shall expire on June 14, 2016.

5. Confidential Information; Prohibitions on Certain Actions by Executive; Cooperation.

(a) Disclosure of Separation Agreement. In addition to and without limiting the provisions of Section 7.1 of the Employment Agreement, the Executive shall, and the Company agrees to cause each of the Chief Executive Officer, Chief Financial Officer, General Counsel and any executive and senior vice president of the Company (the “Designated Company Executives”) to, keep this Separation Agreement, and the terms and subject matter hereof, strictly confidential, and no disclosure or public announcement will be made by any of them (except as required by applicable law, including but not limited to any securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”)) with respect to this Separation Agreement (including the existence thereof, or the terms or subject matter hereof) without the prior agreement of the other Party; provided, however, that (i) the Company may issue a mutually agreed upon press release announcing Executive’s departure and from time to time may comment on, or make public disclosures regarding, the Separation in a manner consistent with such press release; (ii) the Company and Executive may provide this Separation Agreement to and share such information with applicable gaming regulatory authorities; and (iii) the Company and Executive may share such information with their legal, tax and accounting advisors. Executive agrees to direct all inquiries concerning Executive’s employment with the Company to the Company’s Chief Executive Officer or General Counsel. Executive acknowledges that the Company intends to file this Separation Agreement with the SEC as an exhibit to its periodic reports filed with the SEC and to describe its terms in its SEC filings. The Company acknowledges that Executive may disclose the existence of this Separation Agreement and any details related thereto to the extent that such information has been filed by the Company with the SEC or if the Company has otherwise released such information to the public.

(b) Prohibition on Certain Actions by Executive. Executive acknowledges that, given Executive’s position with the Company prior to the Separation, Executive possesses substantial non-public information and other confidential information regarding the Company which has substantial economic value to the Company, including without limitation information relating to the Company’s development plans, prospects, and financial, organizational, managerial, administrative, customer and marketing information regarding the Company, much of which the Company considers highly sensitive information. Executive has agreed, pursuant to Section 7.1 of the Employment Agreement, to, among other things, not directly or indirectly disclose, divulge, communicate, use or otherwise disclose any such information. In order to better ensure that such information is not used inappropriately by Executive, in addition to Executive’s obligations under Section 7.1 of the Employment Agreement, which survives the Separation and the effectiveness of this Separation Agreement, for a period of three (3) years from the Separation Date, Executive shall not, nor shall it permit any Affiliate or Associate (as such terms are hereinafter defined) or representative of Executive (such Affiliates, Associates and representatives, collectively and individually, the “Executive Affiliates”) to, directly or indirectly:

(i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(1) any solicitation of proxies or written consents of stockholders, or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the common stock of the Company (the “Common Stock”) (other than by voting his or its shares of Common Stock in a way that does not violate this Separation Agreement), or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors of the Company or seek representation on the Company’s Board of Directors or a change in the composition or size of the Company’s Board of Directors;

(2) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (other than the exercise by Executive of stock options held by Executive as of the Separation Date , and excluding personal, passive investments by Executive in the Company’s securities from time to time),

(3) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, or

(4) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or

(ii) form, join or participate in a partnership, limited partnership, limited liability company, syndicate, person or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act (as defined below), with respect to the Common Stock, or otherwise assist, support or participate in any effort by any person with respect to the matters set forth in subparagraph (i) above, or deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement;

(iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(iv) publicly announce any intention to take any action, or take any action which might force the Company to make a public announcement, in either case, regarding any of the types of matters set forth in subparagraph (i) above; or

(v) enter into any discussions or arrangements with any person with respect to any of the foregoing (including the matters set forth in subparagraph (i) above).

Executive also agrees, on behalf of itself and its Affiliates, Associates and representatives, not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 5 (including this sentence).

(c) For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except that the 10% threshold in the definition of “Associate” shall be replaced with 1% and beneficial ownership under such definition shall include the right to acquire securities whether such right is exercisable immediately or only after the passage of time or only after satisfaction of conditions); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

6. Covenant Not to Compete. Executive agrees to the following:

(a) Lake Charles. For a period of two (2) years after the Separation Date, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for owning up to one-half percent (0.5%) of the securities of a publicly traded entity (a “Permissible Investment”)) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company, or otherwise carry on or engage in any such business, in Calcasieu Parish.

(b) Independent Contractor-Lake Charles. For a period of two (2) years following the last day of the work performed by the Executive under Section 4(a) of this Separation Agreement, which shall be the last date of work performed by Executive as an independent contractor, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company, or otherwise carry on or engage in any such business, in Calcasieu Parish.

(c) New Orleans, Baton Rouge, and Bossier City. For a period of one (1) year after the Separation Date, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company, or otherwise carry on or engage in any such business, in any of the following Louisiana parishes: Bossier Parish, Caddo Parish, Jefferson Parish, Orleans Parish, St. Mary Parish, East Baton Rouge Parish, Avoyelles Parish, and St. Landry Parish.

(d) Other Noncompetition Provisions. Except with respect to the parishes and counties listed in Section 6(a), (b) and (c) above, and for a period of one (1) year after the Separation Date (but only six (6) months after the Separation Date in the case of an entity whose only competitive relationship with the Company is in the market in which the Company has its principal place of business but does not also own or manage a casino), Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company in any “market” in which the

Company has its principal place of business or in which the Company owns (in whole or in part, directly or through an investment in another entity) or operates a casino, card club or horseracing facility. For purposes of this Separation Agreement, “market” shall be defined as the area within a 100 mile radius of the Company’s principal place of business or of any casino, card club or horseracing facility owned (in whole or in part, directly or through an investment in another entity) or operated or under construction by the Company.

7. Executive Release and Waiver.

(a) Executive Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns (the “Releasors”), to the maximum extent permitted by law, hereby fully and forever releases, acquits and discharges the Company, together with its subsidiaries, parents and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Separation Agreement, including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being an officer, director or employee of the Company or any of its subsidiaries, or the Employment Agreement or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963, as amended; the Occupational Safety and Health Act of 1970; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Vocational Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act and the National Labor Relations Act, as amended, and the Older Workers Benefit Protection Act.

(b) Exceptions to Executive Release. Notwithstanding any other provision of this Separation Agreement to the contrary, the release by the Executive does not: (i) limit in any way the Executive’s rights under this Separation Agreement and under the Surviving Employment Agreement Provisions, (ii) release any rights under applicable law which cannot be waived or released pursuant to any agreement, (iii) release any rights Executive may have to indemnification under the bylaws or governing documents of the Company or any of its subsidiaries or under applicable law, or (iv) release any rights Executive may have as a direct insured under the Company’s directors’ and officers’ liability insurance policies.

(c) Current or Pending Claims of any Kind and No Relief for Released Claims. Executive and Releasors have not and as of the date of this Separation Agreement will not have filed any civil action, suit, arbitration, administrative charge or legal proceeding against any Releasee, nor has the Executive or any Releasor assigned, pledged or hypothecated any claim as of the Separation Date to any person and no other person has any interest in the claims that Executive or any Releasor is releasing herein. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceedings seeking equitable or monetary relief concerning any claim released by Executive, neither Executive nor any Releasor will seek or accept any personal relief from or as the result of any action, suit or arbitration or other legal proceeding.

(d) Effect of Executive Release and Waiver. Executive understands and intends that this Section 7 constitutes a general release of all claims except as otherwise provided in Section 7(b), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) Executive Waiver of Unknown Claims. Executive or any Releasor may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and his decision to enter into it; nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

(f) ADEA Release. Executive agrees and expressly acknowledges that this Separation Agreement includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Separation Agreement:

(i) The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Executive executes and delivers this Separation Agreement to the Company.

(ii) This Separation Agreement involves consideration in addition to anything of value to which Executive is already entitled.

(iii) Executive is advised to consult an attorney before signing this Separation Agreement. If Executive executes this Separation Agreement prior to the expiration of the period specified in Section 7(f)(iv) below, Executive does so voluntarily and after having had the opportunity to consult with an attorney.

(iv) Executive is granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Separation Agreement.

(v) Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after the Separation Date and Executive has reaffirmed this Agreement. This Section 7(f) shall not become effective or enforceable until that revocation period has expired. Executive understands and agrees that Executive shall refund any consideration that has been previously paid to Executive, and shall receive no further consideration, if Executive revokes the waiver and release of ADEA claims.

8. Company Release and Waiver. The Company, on its behalf, and on behalf of all of its subsidiaries and its and their successors and assigns (“Company Parties”), intending to be legally bound, to the maximum extent permitted by law, hereby fully and forever releases, acquits, and discharges Executive, his heirs, executives, administrators, personal representatives, attorneys, agents, successors and permitted assigns, from any and all liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, up to and including the execution and delivery by Executive of this Separation Agreement, including, without limitation, any of the foregoing arising out of or in any way related to or based upon all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever up to and including the execution and delivery by Executive of this Separation Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s relationship with Company or its subsidiaries as an employee or director, the terms and conditions of that relationship, the termination of that relationship, and any claim that the Executive violated any provision of the Employment Agreement, including, but not limited to, any claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized. This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(a) Scope of Company Release. The Company expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Company understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

(b) Exceptions to Company Release. Notwithstanding any other provision of this Separation Agreement to the contrary, the release by the Company does not: (i) limit in any way the Company’s rights under this Separation Agreement and under the Surviving Employment Agreement Provisions, (ii) release any claim based on any other act or omission for which the Company would not have the power to indemnify Executive pursuant to Section 145 of the Delaware General Corporate Law, (iii) release any claim based on any rights under applicable law which cannot be waived or released pursuant to any agreement, or (iv) release any claim to any short-swing trading profits earned by him in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(c) Current or Pending Claims of any Kind and No Relief for Released Claims. The Company and the other Company Parties have not and as of the date of this Separation Agreement will not have filed any civil action, suit, arbitration, administrative charge or legal proceeding against the Executive, nor have the Company or any of the other Company Parties assigned, pledged or hypothecated any claim as of the Separation Date to any person and no other person has any interest in the claims that the Company and the other Company Parties are releasing herein. The Company and the other Company Parties agree that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceedings seeking equitable or monetary relief concerning any claim released by the Company and the other Company Parties, the Company and the other Company Parties will not seek or accept any personal relief from or as the result of any action, suit or arbitration or other legal proceeding.

(d) Effect of the Company’s Release and Waiver. The Company and the other Company Parties understand and intend that this Section 8 constitutes a general release of all claims except as otherwise provided in Section 8(b), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) The Company’s Waiver of Unknown Claims. The Company and the other Company Parties may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and their decision to enter into it; nevertheless, the Company and the other Company Parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

9. Return of Corporate Property. Executive hereby covenants and agrees to immediately return all Company files, records and other property in Executive’s possession.

10. Non-Disparagement.

(a) Executive agrees that from and after the Separation Date, he will not disparage (or induce or encourage others to disparage) the Company, any of its affiliates or any of its or their officers, directors, executives, employees or stockholders. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees or stockholders or any person with whom the Company or any of its affiliate has a business relationship which is designed to or would reasonably be expected to adversely affect in any manner, the conduct of any of the Company’s or any of its affiliates’ business or the business or personal reputations of the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, executives, employees or shareholders.

(b) The Company shall not permit the Designated Company Executives to disparage (or induce or encourage others to disparage) Executive. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees, or stockholders or any person known to the Company to have a business relationship with Executive which is designed to or would reasonably be expected to adversely affect in any manner the conduct of Executive’s business or the personal reputation of Executive.

11. Remedies.

(a) The Parties hereby acknowledge and affirm that in the event of any breach by Executive or the Company of any of the covenants, agreements, and obligations hereunder, monetary damages would be inadequate to compensate the Parties. Accordingly, in addition to other remedies which may be available to the Parties hereunder or otherwise at law or in equity, the Parties shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

(b) Executive hereby acknowledges and affirms that, in the event of a breach by Executive of any of Executive’s covenants, agreements, and obligations under this Agreement, in addition to any other remedies which may be available to the Company hereunder or otherwise at law or in equity, the Company shall have the right to terminate any payments due hereunder and to recover of any payments previously made and rights previously granted hereunder.

12. Acknowledgment of Voluntary Agreement. Executive acknowledges that he has entered into this Separation Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Separation Agreement, including but not limited to the 21-day period required by the ADEA.

13. Complete Agreement; Inconsistencies. This Separation Agreement, including the Surviving Employment Agreement Provisions and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Separation Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Sections 7 and 8 hereof.

14. 409A Additional Tax. In the event that any compensation with respect to the Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“Section 409A”), payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six months from the Separation Date, except in the event of the Executive’s death. Within 30 days following the end of such six-month period, or, if earlier, the Executive’s death, the Company will make a catch-up payment to the Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 14. Wherever payments under this Separation Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

15. Arbitration. Except for a claim for injunctive relief, any controversy, dispute, or claim between the Parties arising out of this Separation Agreement shall be settled exclusively by arbitration pursuant to the provisions of Article 8 of the Employment Agreement, and such provision is incorporated herein by this reference.

16. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Nevada. In furtherance of the foregoing, the internal law of the State of Nevada shall control the interpretation and construction of this Separation Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

17. Notices. All notices, requests, demands and other communications to be given under this Separation Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Geno M. Iafrate
3801 Burgoyne Drive
Lake Charles, LA 70605

To the Company:	Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
Attn: General Counsel
Telephone: (702) 541-7777
Facsimile: (702) 541-7773

18. Severability. The invalidity or unenforceability of any word, phrase, clause, section or other provision of this Separation Agreement, in whole or in part, shall not affect the validity or enforceability of any word, phrase, clause, section or other provision of this Separation Agreement, in whole or in part, which shall otherwise remain in full force and effect. Moreover, the invalidity or unenforceability of any word, phrase, clause, or other provision of this Separation Agreement under any particular law or in any particular jurisdiction shall not affect the validity or enforceability of the same or any other word, phrase, clause, or other provision of this Separation Agreement under any other law or in any other jurisdiction.

19. Counterparts. This Separation Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and permitted assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and permitted assigns. Executive may not assign any of his rights and obligations under this Separation Agreement, except as may be agreed to in writing by the Company. The Company may assign all rights and obligations of this Separation Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Separation Agreement shall be provided for in accordance with applicable law.

21. Amendments, Waivers and Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. No amendment to or waiver of this Separation Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

22. Headings. The headings of the sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

23. Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

24. Attorneys’ Fees. In the event a Party commences an action to enforce the terms of this Separation Agreement, or for damages for a breach arising out of or relating to this Separation Agreement, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees.

25. Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Separation Agreement and Executive has had an opportunity to do so. Executive has read and understands this Separation Agreement, and has sought the advice of counsel to the extent he has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Separation Agreement.

26. Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Separation Agreement, the Executive shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Separation Agreement. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Separation Agreement.

DATED: June 7, 2013

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo
Chief Executive Officer

PNK (BATON ROUGE) Partnership

By:	PNK Development 8, LLC
Its:	Managing Partner

By: Pinnacle Entertainment, Inc.
Its: Sole Member

	By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo
Chief Executive Officer

PNK (LAKE CHARLES), L.L.C.

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member/Manager

	By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo
Chief Executive Officer

LOUISIANA – I GAMING, A LOUISIANA
By:	Boomtown, LLC
Its:	General Partner

By: Pinnacle Entertainment, Inc.
Its: Sole Member

By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo,
Chief Executive Officer

PNK (BOSSIER CITY), INC.

By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo,
Chief Executive Officer and President

READ CAREFULLY BEFORE SIGNING

I have read this Separation Agreement and have had the opportunity to consult legal counsel and my own tax advisors prior to my signing of this Separation Agreement. I understand that by executing this Separation Agreement, I will relinquish any right or demand I may have against the Releasees or any of them, unless otherwise provided in this Separation Agreement and/or the surviving terms of my Employment Agreement.

DATED: June 7, 2013

By:	/s/ Geno M. Iafrate
Geno M. Iafrate